Exhibit 10.11

EXHIBIT F

FORM OF DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023 (the “Effective Time”), by and between Drilling Tools International Corporation, a Delaware corporation (f/k/a ROC Energy Acquisition Corp.) (the “Company”), and ROC Energy Holdings, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of February 13, 2023, by and among the Company, ROC Merger Sub Inc., a Delaware corporation, and Drilling Tools International Holdings, Inc., a Delaware corporation;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Sponsor Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Sponsor Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE I

NOMINATION RIGHT

Section 1.1Board Nomination Right.

(a)At the Effective Time, [●] (the “Initial Nominee”) was designated to serve on the board of directors of the Company (the “Board”) as a Class III director of the Company pursuant to Article V of the Certificate of Incorporation.

(b)If a Nominee (whether the Initial Nominee or a Successor Nominee) ceases to serve for any reason, then the Board will take all action necessary to promptly appoint another person to the Board mutually agreed upon by Sponsor and the Company to serve as a director in place of the Initial Nominee (each, a “Successor Nominee” and, together with the Initial Nominee, the “Nominees”). Any Successor Nominee must (i) be qualified to serve as a member of the Board under all applicable Company Policies (defined below) and applicable legal, regulatory and stock market requirements; and (ii) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market.

(c)Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of the Nominee to the Board shall be subject to the prior execution by the Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(d)The Company shall indemnify each Nominee on the same basis as all other members of the Board and pursuant to an indemnity agreement with terms that are no less favorable to such Nominee than the indemnity agreements entered into between the Company and its other non-employee directors.

(e)During his or her service to the Board, each Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by the Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(f)At all times while a Nominee is serving as a member of the Board, he or she will (i) meet all applicable director independence, qualification and other standards generally applicable to non-employee Board members of the Company, of applicable stock exchange listing standards, and of the SEC, and applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) be qualified to serve as a director under the Act.  The Nominee and Sponsor shall promptly advise the Board or appropriate committee thereof if a Nominee ceases to satisfy any of the conditions in the preceding sentence.

(g)At all times while a Nominee serves as a member of the Board, the Nominee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management Board members, including the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Stock Ownership Guidelines, and any other securities trading policies, anti-hedging policies, conflict of interest policies, confidentiality policies, related party transactions guidelines and corporate governance guidelines or other items applicable to such directors, whether currently in place or as may be adopted by the Company in the future (the “Company Policies”).

ARTICLE II

MISCELLANEOUS

Section 2.1Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of thirty-six (36)-month anniversary of the Effective Time.

Section 2.2Notices. All notices, requests and other communications to the Company hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement. All notices, requests and other communications to the Sponsor hereunder shall be in writing (including electronic transmission) to the following address and shall be given in accordance with the provisions of the Merger Agreement:

If to Sponsor, to:

16400 Dallas Parkway
Dallas, Texas 75248
Attention: Daniel Kimes, Chief Executive Officer
E-mail: dkimes@rocspac.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol St., Suite 2400
Houston, TX 77002-2925

Attn: Michael Blankenship, Esq.

Email: mblankenship@winston.com

Section 2.3Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.4Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of shares of the Company’s common stock to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the Company shall not be required.

Section 2.5No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.6Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.7Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and such non-breaching party may have no adequate remedy at law.  Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

DRILLING TOOLS INTERNATIONAL CORPORATION

By:
Name:
Title:

ROC ENERGY HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[●], 2023

DRILLING TOOLS INTERNATIONAL CORPORATION
[ADDRESS]

ATTENTION: SECRETARY

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(c) of the Director Nomination Agreement, dated as of [●], 2023 (the “Agreement”), by and between Drilling Tools International Corporation, a Delaware corporation (f/k/a/ ROC Energy Acquisition Corp.) (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that (a) the Agreement is terminated in accordance with its terms or (b) I fail to satisfy any of the conditions to service set forth in Section 1.1(f) of the Agreement, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve, such resignation effective as of the time of the Board’s such written request.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Nominee]